Exhibit 21
LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization
Union State Bancshares, Inc.	Missouri

Hawthorn Bank	Missouri

Jefferson City IHC, LLC	Missouri (limited liability company)

Exchange National Statutory Trust I	Connecticut

Exchange National Statutory Trust II	Delaware

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